Exhibit 99.2

BLACK HILLS CORPORATION

PRO FORMA FINANCIAL INFORMATION

(UNAUDITED)

On February 12, 2016, Black Hills Corporation (“the Company”, “Black Hills”) acquired SourceGas Holdings, LLC (“SourceGas”) from investment funds managed by Alinda Capital Partners and GE Energy Financial Services, a unit of General Electric Co., pursuant to the purchase and sale agreement executed on July 12, 2015 for approximately $1.89 billion, which included an estimated $200 million in capital expenditures through closing and the assumption of $760 million in debt at closing (“SourceGas Acquisition”).  The following Unaudited Pro Forma Combined Condensed Financial Statements (“pro forma financial statements”) give effect to the acquisition of SourceGas by Black Hills and the corresponding common stock issuance and corporate units issuance reflected in the prospectus supplements filed with the Securities and Exchange Commission by Black Hills on November 23, 2015, and the public debt issuances reflected in the prospectus supplement filed with the Securities and Exchange Commission by Black Hills on January 13, 2016.  The pro forma financial statements have been prepared for illustrative purposes only.  The pro forma information is not necessarily indicative of what the combined company’s consolidated financial position or results of operations actually would have been had the acquisition been completed as of the dates indicated.  In addition, the unaudited pro forma combined condensed financial information does not purport to project the future financial position or operating results of the combined company.  The pro forma adjustments are based on the information available at the time of the preparation of these pro forma financial statements.

The pro forma financial information should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Black Hills and SourceGas, referenced below.  The pro forma financial statements of Black Hills have been derived from:

•                  the audited consolidated financial statements of Black Hills as of and for the year ended December 31, 2015 included in Black Hills Corporation’s Form 10-K for the fiscal year then ended;

•                  the audited consolidated financial statements of SourceGas as of and for the year ended December 31, 2015.

Black Hills’ acquisition of SourceGas was accounted for in accordance with the acquisition method of accounting and the regulations of the Securities and Exchange Commission.  The Unaudited Pro Forma Combined Condensed Statement of Income (“pro forma statement of income”) for the year ended December 31, 2015 gives effect to the SourceGas Acquisition and related financing as if they were completed on January 1, 2015 (the first day of the most recently completed fiscal year).  The Unaudited Pro Forma Combined Condensed Balance Sheet (“pro forma balance sheet”) was prepared as if the SourceGas Acquisition and related financing were completed on December 31, 2015 (the latest balance sheet date).  The unaudited pro forma statement of income and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable.  These unaudited pro forma financial statements should be read in conjunction with the accompanying Notes to Unaudited Combined Condensed Pro Forma Financial Statements.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to pro forma events that are:

•                  directly attributable to the SourceGas Acquisition and related financing transactions;

•                  factually supportable; and

•                  with respect to the pro forma statement of income, expected to have a continuing impact on the combined results of Black Hills and SourceGas.

The pro forma financial statements do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the SourceGas Acquisition.  The pro forma statement of income reflects adjustments to remove the effect of transaction costs associated with the SourceGas Acquisition that have been incurred by Black Hills and are included in its historical financial statements.

The pro forma financial statements have been presented for illustrative purposes only and are not necessarily indicative of results of operations and financial position that would have been achieved had the pro forma events taken place on the dates indicated, or the future consolidated results of operations or financial position of the combined company.  Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.  The pro forma financial statements have been prepared based upon financial information available and certain assumptions that management believes are factually supportable as of the date of this document.  The actual adjustments to the combined financial information will depend on a number of factors, including additional information available, working capital adjustments and completion of the asset and liability valuations.  Any such adjustments to the preliminary estimates could be material.

Black Hills’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the SourceGas Acquisition and related financing transactions and that the pro forma adjustments give appropriate effect to those assumptions that are applied in the pro forma financial statements.  Certain amounts in SourceGas’ historical balance sheet as of December 31, 2015, have been reclassified to conform to Black Hills’ presentation in these pro forma financial statements.  These reclassifications are presented within the “Presentation Reclass” column in the pro forma balance sheet as of December 31, 2015.

BLACK HILLS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2015

(in thousands, except per share amounts)	Black Hills Corporation Historical	SourceGas Historical	Pro Forma Adjustments Relating to the SourceGas Acquisition	Pro Forma Adjustments Relating to Debt Issuance and Revolver Borrowings	Note	Combined Pro Forma

Revenue	$1,304,605	$459,296	$—	$—		$1,763,901

Operating expenses:
Utilities -
Fuel, purchased power and cost of natural gas sold	456,887	199,258	—	—		656,145
Operations and maintenance	272,407	122,818	—	—		395,225
Non-regulated energy operations and maintenance	88,702	—	—	—		88,702
Depreciation, depletion and amortization	155,370	46,521	—	—		201,891
Impairment of long-lived assets	249,608	—	—	—		249,608
Taxes - property, production and severance	44,353	8,235	—	—		52,588
Other operating expenses	7,483	—	(3,427)	—	5(A)	4,056
Total operating expenses	1,274,810	376,832	(3,427)	—		1,648,215

Operating income	29,795	82,464	3,427	—		115,686

Other income (expense):
Interest charges -
Interest expense incurred (including amortization of debt issuance costs, premiums and discounts and realized settlements on interest rate swaps)	(86,278)	(34,378)	6,665	(32,656)	5(B) (C)	(146,647)
Allowance for funds used during construction - borrowed	1,250	—	—	—		1,250
Capitalized interest	1,309	—	—	—		1,309
Interest income	1,621	298	—	—		1,919
Allowance for funds used during construction - equity	897	—	—	—		897
Other income (expense), net	1,884	3,043	—	—		4,927
Total other income (expense), net	(79,317)	(31,037)	6,665	(32,656)		(136,345)

Income (loss) before earnings (loss) of unconsolidated subsidiaries and income taxes	(49,522)	51,427	10,092	(32,656)		(20,659)
Equity in earnings (loss) of unconsolidated subsidiaries	(344)	—	—	—		(344)
Impairment of equity investments	(4,405)	—	—	—		(4,405)
Income tax benefit (expense)	22,160	(9,763)	(12,274)	12,083	5(D)	12,206

Net income (loss) available for common stock	$(32,111)	$41,664	$(2,182)	$(20,573)		$(13,202)

Earnings (loss) per share of common stock:
Earnings (loss) per share, Basic	$(0.71)					$(0.26)
Earnings (loss) per share, Diluted	$(0.71)					$(0.26)
Weighted average common shares outstanding:
Basic	45,288			5,635	3, 6	50,923
Diluted	45,288			5,635	3, 6	50,923

The accompanying Notes to Unaudited Combined Condensed Pro Forma Financial Statements are an integral part of these Combined Condensed Pro Forma Financial Statements.

BLACK HILLS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2015

(in thousands)	Black Hills Corporation Historical	SourceGas Historical	Presentation Reclass	Pro Forma Adjustments Relating to the SourceGas Acquisition	Pro Forma Adjustments Relating to Debt Issuance and Revolver Borrowings	Note	Combined Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$456,535	$411	$—	$(1,134,882)	$688,034	5(F) (G)	$10,098
Restricted cash and equivalents	1,697	—	—	—	—		1,697
Accounts receivable, net	147,486	84,423	—	—	—		231,909
Materials, supplies and fuel	86,943	10,546	9,746	—	—		107,235
Gas in underground storage	—	9,746	(9,746)	—	—		—
Derivative assets, current	—	—	2,117	—	—		2,117
Income tax receivable, net	368	—	—	—	—		368
Deferred income tax assets, net, current	—	4,924	(4,924)	—	—		—
Regulatory assets, current	57,359	10,787	—	—	—		68,146
Prepayments	—	3,740	(3,740)	—	—		—
Other current assets	71,763	9,135	1,623	—	—		82,521
Total current assets	822,151	133,712	(4,924)	(1,134,882)	688,034		504,091

Investments	11,985	—	—	—	—		11,985

Property, plant and equipment	4,976,778	1,624,081	—	—	—		6,600,859
Less: accumulated depreciation and depletion	(1,717,684)	(611,503)	—	—	—		(2,329,187)
Total property, plant and equipment, net	3,259,094	1,012,578	—	—	—		4,271,672

Other assets:
Goodwill	359,759	382,396	—	572,588	—	4, 5(E)	1,314,743
Intangible assets, net	3,380	—	—	—	—		3,380
Regulatory assets, non-current	175,125	31,133	—	—	—		206,258
Derivative assets, non-current	3,441	—	105	—	—		3,546
Deferred income taxes, non-current	—	—	—	—	—		—
Other assets, non-current	20,566	5,750	(105)	—	3,750	5(H)	29,961
Total other assets, non-current	562,271	419,279	—	572,588	3,750		1,557,888

TOTAL ASSETS	$4,655,501	$1,565,569	$(4,924)	$(562,294)	$691,784		$6,345,636

BLACK HILLS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

AS OF DECEMBER 31, 2015

(in thousands, except share amounts)	Black Hills Corporation Historical	SourceGas Historical	Presentation Reclass	Pro Forma Adjustments Relating to the SourceGas Acquisition	Pro Forma Adjustments Relating to Debt Issuance and Revolver Borrowings	Note	Combined Pro Forma

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,468	$56,062	$—	$—	$—		$161,530
Interest accrued	—	6,243	(6,243)	—	—		—
Accrued liabilities	232,061	—	57,785	—	—		289,846
Income taxes accrued	—	6,240	—	—	—		6,240
Derivative liabilities, current	2,835	9,528	—	—	—		12,363
Deferred income taxes, current	—	—	—	—	—		—
Customer deposits	—	12,725	(12,725)	—	—		—
Deferred revenue	—	9,378	(9,378)	—	—		—
Regulatory liabilities, current	4,865	21,296	—	—	—		26,161
Notes payable	76,800	—	—	—	156,000	5(G)	232,800
Other	—	29,439	(29,439)	—	—		—
Total current liabilities	422,029	150,911	—	—	156,000		728,940

Long-term debt, net of current maturities	1,866,866	957,371	—	(197,371)	548,784	4, 5(G)	3,175,650

Deferred credits and other liabilities:
Deferred income tax liabilities, net, non-current	450,579	41,056	(4,924)	(3,077)	—	5(I)	483,634
Derivative liabilities, non-current	156	562	—	—	—		718
Regulatory liabilities, non-current	148,176	—	1,668	—	—		149,844
Benefit plan liabilities	146,459	—	32,212	—	—		178,671
Other deferred credits and other liabilities	155,369	43,823	(33,880)	10,000	—	5(J)	175,312
Total deferred credits and other liabilities	900,739	85,441	(4,924)	6,923	—		988,179

Stockholders’ equity:
Common stock equity —
Common stock $1 par value; 100,000,000 shares authorized; issued 51,231,861	51,232	—	—	—	—		51,232
Members capital	—	377,122	(377,122)	—	—		—
Additional paid-in capital	953,044	—	169,962	(169,962)	—	5(K)	953,044
Retained earnings	472,534	—	207,160	(207,160)	(13,000)	5(K) (L)	459,534
Treasury stock, at cost — 39,720	(1,888)	—	—	—	—		(1,888)
Accumulated other comprehensive income (loss)	(9,055)	(5,276)	—	5,276	—	5(K)	(9,055)
Total stockholders’ equity	1,465,867	371,846	—	(371,846)	(13,000)		1,452,867

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,655,501	$1,565,569	$(4,924)	$(562,294)	$691,784		$6,345,636

The accompanying Notes to Unaudited Combined Condensed Pro Forma Financial Statements are an integral part of these Combined Condensed Pro Forma Financial Statements.

BLACK HILLS CORPORATION

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2015

(1)                                 DESCRIPTION OF THE SOURCEGAS ACQUISITION

On February 12, 2016, Black Hills Corporation acquired SourceGas from investment funds managed by Alinda Capital Partners and GE Energy Financial Services, a unit of General Electric Co., pursuant to the purchase and sale agreement executed on July 12, 2015 for approximately $1.89 billion, which included an estimated $200 million in capital expenditures through closing and the assumption of $760 million in debt at closing.  The purchase price is subject to post-closing adjustments for capital expenditures, indebtedness and working capital.  The purchase price adjustment will be determined and agreed to, subject to a review period.  Accordingly, no purchase price adjustment has been reflected in these pro forma financial statements.  SourceGas is a wholly-owned subsidiary of Black Hills Utility Holdings, Inc., a wholly-owned subsidiary of Black Hills Corporation.

SourceGas primarily operates four regulated natural gas utilities serving approximately 429,000 customers in Arkansas, Colorado, Nebraska and Wyoming, and a 512 mile regulated intrastate natural gas transmission pipeline in Colorado.

To fund the SourceGas Acquisition, we have put in place the following permanent financing:

•                  On January 13, 2016, we completed a public debt offering of $550 million in senior unsecured notes.  The debt offering consists of $300 million of 3.95%, 10-year senior notes due 2026, and $250 million of 2.5%, 3-year senior notes due 2019.  Net proceeds from the offering were $546 million;

•                  On November 23, 2015, we completed the offerings of common stock and equity units.  We issued 6.325 million shares of common stock for net proceeds of $246 million and 5.98 million equity units for net proceeds of $290 million.

We funded the cash consideration and out-of-pocket expenses payable in connection with the SourceGas Acquisition using the proceeds from the above offerings, other cash on hand and draws under our revolving credit facility.  Our $1.17 billion bridge commitment signed on July 12, 2015 was terminated on February 12, 2016 upon closing of the SourceGas Acquisition.

(2)                                 BASIS OF PRESENTATION OF THE COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Black Hills Corporation Historical represents Black Hills Corporation’s historical audited consolidated statement of income (loss) and consolidated balance sheet derived from the audited financial statements included in the Black Hills’ Annual Report on Form 10-K for the year ended December 31, 2015.

SourceGas Historical represents SourceGas Holdings LLC’s historical audited consolidated statement of income and consolidated balance sheet for the year ended December 31, 2015.  Certain reclassifications have been made to SourceGas’ historical presentation in order to conform to Black Hills Corporation’s historical presentation, as presented within the column titled “Presentation Reclass” in the pro forma balance sheet.

The unaudited pro forma combined condensed statement of income and balance sheet have been prepared to reflect the acquisition of SourceGas and the related financing transactions.  The unaudited pro forma combined condensed statement of income combines the Black Hills Corporation and SourceGas historical consolidated income statements for the year ended December 31, 2015, giving effect to the acquisition and related financing transactions as if they had occurred on January 1, 2015.  The unaudited pro forma combined condensed balance sheet as of December 31, 2015 gives effect to the acquisition and financing as if they had occurred on that date.  The historical financial information has been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are:

•                  directly attributable to the SourceGas Acquisition and related financing transactions;

•                  factually supportable; and

•                  with respect to the statement of income, expected to have a continuing impact on the combined results of Black Hills Corporation and SourceGas.

The unaudited pro forma financial statements are presented for illustration only and do not reflect any cost savings (or associated costs to achieve such savings) from operating efficiencies or restructuring that could result from the SourceGas Acquisition.  The pro forma statement of income reflects adjustments to remove the effect of transaction costs associated with the SourceGas Acquisition that have been incurred by Black Hills and are included in its historical financial statements.

(3)                                       FINANCING THE SOURCEGAS ACQUISITION

For purposes of the pro forma financial statements, the actual financing of the SourceGas Acquisition is assumed to have occurred on January 1, 2015 for the pro forma combined condensed statement of income and on December 31, 2015 for the pro forma combined condensed balance sheet.  The financing consists of the following:

•                  On February 12, 2016, aggregate principal amount of $156 million of short-term borrowings on the Revolving Credit Facility at an interest rate of 1.55% for the year ended December 31, 2015 (see Note 5);

•                  On January 13, 2016, we completed a public debt offering of $550 million in senior unsecured notes.  The debt offering consists of $300 million of 3.95%, 10-year senior notes due 2026, and $250 million of 2.5%, 3-year senior notes due 2019.  Net proceeds after discounts and fees were approximately $546 million; and

•                  On November 23, 2015, we completed the offerings of common stock and corporate units.  We issued 6.325 million shares of common stock for net proceeds of $246 million and 5.98 million corporate units for net proceeds of $290 million.  Each corporate unit has a stated amount of $50 and consists of a contract to (i) purchase Company common stock and (ii) a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of remarketable junior subordinated notes (“RSNs”) due 2028.  Pursuant to the purchase contracts, holders are required to purchase Company common stock no later than November 1, 2018.  Black Hills Corporation makes semi-annual payments on the RSNs and quarterly contract adjustment payments on the stock purchase contracts at the rates of 3.5% and 4.25%, respectively.

Cash consideration of $1.135 billion paid on February 12, 2016 to close the SourceGas Acquisition included $536 million of net proceeds from the November 2015 issuances of common stock and corporate units, $546 million of net proceeds from the January 2016 public debt issuance and $156 million of borrowings on February 12, 2016 on the Revolving Credit Facility, less approximately $103 million of the debt and equity issuance proceeds that was used to temporarily pay down borrowings on the Revolving Credit Facility and for other corporate purposes, prior to the February 12, 2016 closing of the SourceGas Acquisition.

Adjustments have been made to the pro forma combined condensed balance sheet to reflect the net proceeds of $546 million from the January 13, 2016 public debt offering and the $156 million of borrowings on the Revolving Credit Facility on February 12, 2016.  Black Hills balance sheet at December 31, 2015, reflects the $536 million of net proceeds from the November 23, 2015 issuances of common stock and corporate units.

(4)                                 PRO FORMA ALLOCATION OF PURCHASE PRICE

The consideration paid by Black Hills for SourceGas’ identifiable assets acquired and liabilities assumed reflects the actual cash paid on February 12, 2016 for the purpose of preparing the pro forma financial information. The purchase price is subject to post-closing adjustments for capital expenditures, indebtedness and working capital.

The historical book value of the assets acquired and liabilities assumed approximates fair value given the regulatory environment under which SourceGas operates, with the exception of asset retirement obligations, pension obligations and non-controlling interests which are subject to valuation adjustments that have not been made at this time, a long-term gas purchase obligation held at SourceGas’ non-regulated subsidiary that has been adjusted to approximate fair value within these pro forma financial statements, and adjustments associated with income taxes which are reflected within these pro forma financial statements.

The fair values are estimated as of December 31, 2015, and do not reflect the effect of any anticipated future activity.  The estimated purchase price is allocated to the identifiable assets acquired and liabilities assumed based on their estimated fair values with the excess of the purchase price over the fair value recorded as goodwill.  The following table shows the pro forma allocation of the consideration paid for SourceGas’ identifiable assets acquired and liabilities assumed, and the pro forma goodwill generated from the acquisition.

(in thousands)		December 31, 2015

Preliminary Purchase Price		$1,894,882
Less: Long-term debt assumed		(760,000)
Consideration Paid		$1,134,882
Fair value of assets acquired:
Cash	$411
Accounts receivable, net	84,423
Materials, supplies and fuel	20,292
Derivative assets, current	2,117
Deferred income tax assets, net, current	—
Regulatory assets, current	10,787
Other current assets	10,758
Property, plant & equipment, net	1,012,578
Regulatory assets, non-current	31,133
Derivative assets, non-current	105
Other assets, non-current	5,645
Total Assets	$1,178,249
Fair Value of liabilities assumed:
Accounts payable	$56,062
Accrued liabilities	57,785
Income taxes accrued	6,240
Derivative liabilities, current	9,528
Regulatory liabilities, current	21,296
Long-term debt, net of current maturities	760,000
Deferred income tax liabilities, net, non-current	33,055
Derivative liabilities, non-current	562
Regulatory liabilities, non-current	1,668
Benefit plan liabilities	32,212
Other deferred credits and other liabilities	19,943
Total liabilities	$998,351
Net assets (liabilities) acquired		$179,898

Preliminary pro forma goodwill generated from the acquisition		$954,984

SourceGas historical long-term debt at December 31, 2015 was approximately $957 million.  Included in the consideration paid was the retirement of $197 million of SourceGas debt composed of a $150 million SourceGas term-loan and approximately $47 million outstanding under the SourceGas revolving credit facility.  The remaining $760 million of long-term debt was assumed by Black Hills at closing.

The SourceGas Acquisition enhances Black Hills’ utilities, providing greater operating scale, driving more efficient delivery of services and benefiting customers.  Goodwill generated from the acquisition reflects the benefits of increased operating scale and organic growth opportunities.

This is a preliminary calculation of goodwill.  The purchase price is subject to post closing adjustments for capital expenditures, indebtedness and working capital, and completion of final asset and liability valuations. The valuations will be completed within a year from the acquisition date.  Any such adjustments to the preliminary estimates could be materially different than the estimates provided herein.

(5)                                 PRO FORMA ADJUSTMENTS

The pro forma adjustments included in the Unaudited Pro Forma Combined Condensed Statement of Income (Loss) and the Unaudited Pro Forma Combined Condensed Balance Sheet are as follows:

(A)                   Other operating expenses - reflects pro forma adjustment to remove SourceGas Acquisition transaction costs of $3.4 million incurred by Black Hills Corporation for the year ended December 31, 2015.

(B)                   Interest expense - reflects pro forma adjustment to remove approximately $6.7 million of actual costs associated with fees from the Black Hills’ Bridge Term Loan Agreement in 2015.  There were no draws under the the Bridge Term Agreement, and the commitment terminated on February 12, 2016 upon closing of the SourceGas Acquisition.

(C)                   Interest expense - reflects pro forma adjustments from our January 13, 2016 long-term debt issuances of $300 million and $250 million, our $299 million of corporate units issued on November 23, 2015, and borrowings under our Revolving Credit Facility as shown in the tables below.  The tables below also include an adjustment for amortization of deferred financing costs which is included in interest expense in 2015.

Interest expense on the corporate units is composed of an interest rate of 3.5% on the RSNs and accretion of the associated contract adjustment payment liability on the purchase contracts that are a component of the corporate units over the estimated contract life of three years (See Note 3).  As of December 31, 2015, the approximate present value of contract adjustment payment liability is $33 million, which is reflected in Black Hills’ historical balance sheet.

Interest expense on our Revolving Credit Facility is at LIBOR plus a margin of 112.5 basis points reflective of our current corporate credit rating.

The combined effective interest rate for the corporate units, the long-term debt and the Revolving Credit Facility is 3.25% for the year ended December 31, 2015, and is based on the pricing assumptions shown in the tables below:

FOR THE YEAR ENDED DECEMBER 31, 2015

CORPORATE UNITS

(in thousands, except rates)
Principal on the RSNs	$299,000
Interest Rate	3.50%
Pro forma Interest Expense on RSNs	$10,465
Accretion of Contract Adjustment Payment Liability on the Purchase Contracts that are a Component of the Corporate Units	2,148
Pro forma Interest Expense on Corporate Units	$12,613
Less interest and accretion included in Black Hills historical income statement (1)	(1,346)
Total Pro forma Interest Expense on Corporate Units	$11,267

LONG-TERM DEBT 10 YEAR $300M TRANCHE

(in thousands, except rates)
Long-term debt proceeds	$300,000
Interest Rate	3.95%
Pro Forma Interest Expense on Long-Term Debt	$11,850
Amortization of Debt discount	91
Amortization of Deferred Financing Costs	245
Pro Forma Interest Expense on Long-Term Debt	$12,186

LONG-TERM DEBT 3 YEAR $250M TRANCHE

(in thousands, except rates)
Long-term debt proceeds	$250,000
Interest Rate	2.50%
Pro Forma Interest Expense on Long-Term Debt	$6,250
Amortization of Debt discount	103
Amortization of Deferred Financing Costs	432
Pro Forma Interest Expense on Long-Term Debt	$6,785

REVOLVING CREDIT FACILITY

(in thousands, except rates)
Incremental Revolving Credit Facility borrowings	$156,000
Interest Rate	1.55%
Pro Forma Interest Expense on Revolving Credit Facility	$2,418

Pro Forma Adjustment Total Interest Expense	$32,656

Pro Forma Combined Effective Interest Rate	3.25%

(1)         Black Hills historical income statement for the year ended December 31, 2015, includes interest costs and accretion of the contract adjustment payment liability totaling approximately $1.4 million.  The pro forma income statement assumes issuance of the corporate units as of January 1, 2015.  To reflect the appropriate pro forma interest and amortization expense on the pro forma income statement, these adjustments are necessary to appropriately account for what is already recorded in the historical Black Hills income statement.

(D)      Income tax expense - reflects the pro forma tax effect of the other pro forma adjustments based on a combined federal and state income tax rate estimated at 37%.

Pro forma adjustments reflect the impact of income tax expense recognized on the SourceGas historical financial statements as SourceGas has subsidiaries that are not subject to income taxes at the entity level.  Additional pro forma federal and state income tax expense was approximately $8.5 million for the year ended December 31, 2015.  Pro forma adjustments for income taxes are calculated shown in the table below (in thousands, except tax rate):

	Pro Forma Adjustments Relating to the SourceGas Acquisition	Pro Forma Adjustments Relating to Debt Issuance and Revolver Borrowings
Income (loss) before earnings (loss) of unconsolidated subsidiaries and income taxes	$10,092	$(32,656)
Combined federal and state tax rate	37%	37%
Income tax benefit (expense)	(3,734)	12,083
Additional tax (expense) recorded on SourceGas subsidiaries	(8,540)	—
Pro Forma Adjustments to Income tax benefit (expense)	$(12,274)	$12,083

(E)                    Goodwill - the pro forma adjustment of $573 million reflects the elimination of SourceGas’ $382 million of goodwill and $955 million of goodwill generated from the acquisition.  As further described in Footnote 4, goodwill generated from the acquisition of $955 million is calculated as the difference between the preliminary purchase price and the estimated fair value of the identifiable SourceGas assets acquired and liabilities assumed.

(F)                     Reflects the net change to cash from the acquisition (in thousands):

Preliminary Purchase Price	$(1,894,882)
Adjusted by:
Assumption of debt	760,000
Cash consideration paid	$(1,134,882)

(G)                   Reflects the effect of the public debt offerings on January 13, 2016, incremental borrowings on our Revolving Credit Facility, and payments associated with the acquisition financing (in thousands):

Proceeds from incremental borrowings on our revolving credit facility (1)	$156,000
Pro forma adjustment to Notes payable	$156,000

Proceeds from the issuance of public debt (2)	$548,784
Pro forma adjustment to Long-term debt	$548,784

Less: underwriter’s fees and other fees associated the acquisition	$(16,750)

Total pro forma net proceeds from Notes payable and Long-term debt	$688,034

(1)         On February 12, 2016, Black Hills Electric Generation, our subsidiary entered into a definitive agreement to sell a 49.9%, non-controlling interest in Black Hills Colorado IPP for $215 million.  The sale is expected to close by the end of April 2016, pending receipt of regulatory approval from FERC. We intend to use the $215 million in proceeds to pay down short term debt.

(2)         Represents gross proceeds net of discounts.  See Note 3.

(H)                  Other assets, non-current - reflects pro forma adjustments to record deferred financing costs as of December 31, 2015 as if the transaction occurred on that date.  The adjustment reflects $3.8 million of deferred financing fees associated with the long-term debt offerings on January 13, 2016.

(I)                       The deferred income taxes associated with the acquisition will be accounted for under the guidance prescribed in ASC 740.  A SourceGas subsidiary, which is an LLC taxed as a partnership, has no deferred income taxes recorded on its balance sheet.  When Black Hills acquired SourceGas, appropriate deferred income taxes were recorded on the opening balance sheet and estimates are reflected in these pro forma financial statements, including adjustments related to a step up in tax basis.  The following table summarizes the pro forma adjustments to deferred income taxes (in thousands):

December 31, 2015

Deferred income tax liabilities, net, non-current	$(3,077)

(J)                       Other deferred credits reflect a pro forma adjustment of $10 million to estimate the approximate fair value of a long-term gas supply obligation held by SourceGas’ non-regulated subsidiary.

(K)                   Reflects pro forma adjustments eliminating SourceGas historical equity balances.

(L)                    Reflects a pro forma adjustment to Retained Earnings for a one-time, non-recurring expense associated with the acquisition which is included in Black Hills’ 2016 expenses, subsequent to the closing of the acquisition.  This adjustment does not reflect any tax impacts that may be applicable.  This expense is not included in the pro forma combined condensed income statement for the year ended December 31, 2015.

(6)                                 EARNINGS PER SHARE

The pro forma earnings per share calculation for Black Hills in the pro forma income statement for the year ended December 31, 2015 reflects the November 23, 2015 issuance of 6.325 million common shares as if the shares were issued and outstanding on January 1, 2015. The 5.635 million share adjustment is the difference between the historical Black Hills weighted shares outstanding as of December 31, 2015 and the pro forma December 31, 2015 outstanding shares, calculated as if the shares were issued on January 1, 2015, resulting in total pro forma outstanding shares of 50.9 million shares.

BLACK HILLS CORPORATION

NON-GAAP MEASURES FROM THE UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2015

In addition to presenting pro forma information in conformity with Generally Accepted Accounting Principles (GAAP), Black Hills is providing non-GAAP financial information in the form of Earnings before Interest Taxes Depreciation and Amortization (EBITDA).  Black Hills’ management believes EBITDA (non-GAAP) is an important supplemental measure of operating performance which when considered with measures calculated in accordance with GAAP, gives a more complete understanding of operating results.

A reconciliation of pro forma EBITDA to pro forma Net Income (Loss) determined in accordance with GAAP is provided below:

PRO FORMA COMBINED EBITDA

FOR THE YEAR ENDED DECEMBER 31, 2015

(in millions)

	Black Hills Historical	SourceGas Historical	Pro Forma Adjustments Relating to the SourceGas Acquisition	Pro Forma Adjustments Relating to Debt Issuance and Revolver Borrowings	Note	Combined Pro Forma

Net income (loss) (GAAP)	$(32.1)	$41.7	$(2.2)	$(20.6)		$(13.2)
Interest expense, net	82.1	34.1	(6.7)	32.7	5(B) (C)	142.2
Provision (benefit) for income taxes	(22.2)	9.8	12.3	(12.1)	5(D)	(12.2)
Depreciation and amortization	155.4	46.5	—	—		201.9
Impairment of long-lived assets	249.6	—	—	—		249.6
EBITDA (non-GAAP)	$432.8	$132.0	$3.4	$—		$568.3